Exhibit 99.1

ACORN ENERGY ANNOUNCES 2011 SECOND QUARTER AND SIX MONTH RESULTS

Montchanin, DE (August 9, 2011) - Acorn Energy, Inc. (NASDAQ: ACFN) an energy technology holding company, today announced its results for the second quarter ended June 30, 2011.

For the second quarter ended June 30, 2011, revenues were $10.7 million compared to $8.2 million in the second quarter of last year. The net loss for the quarter was $2.1 million vs. $3.2 million in the prior year, or $0.12 vs. $0.21 per share.

For the six month period, revenues were $17.6 million compared to $15.3 million in the prior year period.  The net loss was $4.3 million vs. $6.3 million or $0.25 vs. $0.45 per share.

Recent Events

On July 28, 2011, Acorn announced an agreement to sell CoaLogix for $101 million to Energy Capital Partners.  Acorn noted that it anticipates that its proceeds from its 65% fully diluted ownership will approximate $61.8 million pre-tax, or $3.53 per share, and its taxes should not exceed $5.0 million.   The transaction is expected to close by mid-September.

John Moore, CEO of Acorn Energy stated, “The agreement to sell CoaLogix is our second exit of over $45 million in the past four years.  It validates our strategy of acquiring category creating energy technology businesses, building them and selling at substantial profit for the benefit of our shareholders.  We believe our remaining three businesses each have tremendous potential.”

Portfolio Companies

CoaLogix

Second quarter revenue of $6.6 million was an increase of 36% from the $4.9 million in the prior year quarter and a $2.9 million or 76 % increase over the first quarter of this year.  The increased revenue from the first quarter of 2011 was due to higher demand following the decision by potential customers to postpone certain catalyst regeneration jobs in the first quarter.  First half 2011 revenue was $10.4 million reflecting an increase of $1.0 million, or 11% over of the first half of 2010.  CoaLogix reported reduced gross margins in the first six months as its Steele Creek facility, while operational, it is running at less than planned capacities for maximum efficiency.

During the second quarter, CoaLogix received new orders totaling $9.5 million and as of June 30th, its backlog was $10.0 million.  On August 11, 2011, CoaLogix announced additional orders of $4.1 million for regenerated catalysts and services.

DSIT

DSIT recorded revenues of $4.8 million in the first half of 2011, a decrease of approximately $0.6 million or 11% compared to the first half of 2010.  The decrease in revenue was primarily due to the completion of an AquaShield™ DDS project in the end of 2010 and the slowdown of progress on another DDS project due to the customer changing configurations of the system.

During the first half of 2011, new orders of approximately $2.9 million were received, bringing backlog to $5.4 million as of June 30, 2011, compared to $6.4 million on December 31, 2010.  DSIT does anticipate a major order for sonar systems in the second half of the year, and its timing will determine the growth and profitability of DSIT in 2011.

GridSense

In June 2011, GridSense received an order from a leading electric utility in the Southeastern United States to adopt GridSense Transformer IQTM to monitor over 2,000 transformers in one metropolitan county of its service territory.  In the first half of 2011, GridSense reported revenue of $2.1 million of which $1.5 million was recorded in the second quarter, an increase of $0.9 million from the first quarter of 2011.  GridSense continues to have strong sales pipeline and it expects to be awarded additional large-scale projects in the future, although long sales cycles in the utility industry could cause some delays in the granting of these large contracts.

US Seismic Systems

In the first half of 2011, US Seismic (“USSI”) continued to focus on customer “proof-of-concept” contracts for its state-of-art seismic sensors which dramatically improve the detection of oil and gas reservoirs as well as reduce the costs for remotely monitoring pipeline leaks and damage.  During the second quarter of 2011 it recorded $205,000 of revenue compared to $43,000 in the 2011 first quarter.  More importantly, at the end of the second quarter and at the beginning of the third quarter, USSI received three additional contracts valued at over $1.6 million from several major oilfield service and equipment companies.  USSI expects to deliver on these contacts in the next twelve months, and continues to grow its sales pipeline and pipeline of pilot projects in all major product lines anticipating significant growth in revenue for the balance of 2011 and into 2012.

Conference Call Information

Acorn Energy, will host an investor call on, Wednesday, August 10, 2011 at 8:30am ET to discuss its second quarter 2011 results and developments.  To participate in the conference call, please dial 800-860-2442 or 412-858-4600 (Intl) (no pass code required).  You may also access the call through the Internet at www.acornenergy.com.  If you are unable to participate in the live call, a digital replay of the call will be available through 9:00am on August 24, 2011 by dialing 877-344-7529 or 412-317-0088 and entering access code # 452154.

About Acorn Energy, Inc.

Acorn Energy, Inc. is a holding company focused on technology driven solutions for energy infrastructure asset management.  Our four businesses in which we have controlling interests, improve the world's energy infrastructure by making it cleaner and less expensive to operate air pollution systems for coal and gas-fired power plants (CoaLogix), more secure by providing security solutions for underwater energy infrastructure (DSIT), more reliable by providing condition monitoring instruments for critical assets on the electric grid (GridSense) and more productive and efficient by increasing oil and gas production while lowering costs through use of ultra-high sensitive seismic tools for more precise pinpointing of oil and gas reservoirs (US Seismic Systems, Inc.).  For more information visit www.acornenergy.com.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that CoaLogix, DSIT, US Seismic Systems or GridSense will continue to grow their respective businesses. A complete discussion of the risks and uncertainties which may affect Acorn Energy's business generally is included in "Risk Factors" in the Company's most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

Investor Contact:
Paul G. Henning
Cameron Associates
(212) 554-5462
Paul@cameronassoc.com

-Financial Tables to Follow-

ACORN ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	As of June 30, 2011	As of December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$4,755	$7,356
Restricted deposits	1,648	1,925
Accounts receivable	4,313	8,873
Unbilled revenue and work-in-process	7,116	3,860
Inventory	6,572	4,314
Other current assets	1,666	1,488
Total current assets	26,070	27,816
Property and equipment, net	10,556	10,943
Severance assets	2,743	2,498
Restricted deposits	88	85
Intangible assets, net	9,497	9,300
Goodwill	8,540	8,393
Deferred taxes	313	302
Other assets	515	448
Total assets	$58,322	$59,785
LIABILITIES AND EQUITY
Current liabilities:
Short-term bank credit and current maturities of long-term bank debt	$1,862	$1,531
Accounts payable	5,716	4,547
Accrued payroll, payroll taxes and social benefits	2,093	2,043
Other current liabilities	5,722	5,096
Total current liabilities	15,393	13,217
Long-term liabilities:
Accrued severance	4,042	3,715
Long-term debt	348	389
Other long-term liabilities	656	587
Total long-term liabilities	5,046	4,691
Equity:
Acorn Energy, Inc. shareholders
Common stock - $0.01 par value per share:
Authorized – 30,000,000 shares; Issued –18,067,925 and 18,291,083 shares at December 31, 2010 and June 30, 2011, respectively	182	180
Additional paid-in capital	84,727	83,596
Warrants	427	427
Accumulated deficit	(52,727)	(48,431)
Treasury stock, at cost – 801,920 shares at December 31, 2010 and June 30, 2011	(3,036)	(3,036)
Accumulated other comprehensive income	923	637
Total Acorn Energy, Inc. shareholders’ equity	30,496	33,373
Non-controlling interests	7,387	8,504
Total equity	37,883	41,877
Total liabilities and equity	$58,322	$59,785

ACORN ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(IN THOUSANDS, EXCEPT NET LOSS PER SHARE DATA)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Revenues:
SCR services	$6,612	$4,855	$10,359	$9,333
Projects	2,509	2,751	4,857	5,258
Smart grid distribution products and services	1,499	517	2,140	517
Other	99	104	205	203
	10,719	8,227	17,561	15,311
Cost of sales:
SCR services	4,976	3,000	7,641	5,546
Projects	1,904	1,475	3,372	2,817
Smart grid distribution products and services	773	191	1,144	191
Other	83	83	166	165
	7,736	4,749	12,323	8,719
Gross profit	2,983	3,478	5,238	6,592
Operating expenses:
Research and development expenses	541	189	1,129	237
Selling, general and administrative expenses	4,762	4,662	9,320	8,809
Total operating expenses	5,303	4,851	10,449	9,046
Operating loss	(2,320)	(1,373)	(5,211)	(2,454)
Finance expense, net	(109)	(197)	(230)	(197)
Gain on investment in GridSense	—	1,327	—	1,327
Distribution from EnerTech	—	—	—	135
Gain on sale of HangXing	—	—	492	—
Loss before taxes on income	(2,429)	(243)	(4,949)	(1,189)
Income tax benefit (expense)	26	(123)	(39)	(198)
Net loss from continuing operations	(2,403)	(366)	(4,988)	(1,387)
Loss from discontinued operations	—	(3,051)	—	(5,203)
Net loss	(2,403)	(3,417)	(4,988)	(6,590)
Net loss attributable to non-controlling interests	324	265	692	315
Net loss attributable to Acorn Energy Inc.	$(2,079)	$(3,152)	$(4,296)	$(6,275)

Basic and diluted earnings per share attributable to Acorn Energy, Inc. shareholders:
From continuing operations	$(0.12)	$(0.01)	$(0.25)	$(0.08)
From discontinued operations	—	$(0.20)	—	$(0.38)
Net loss per share attributable to Acorn Energy, Inc. shareholders	$(0.12)	$(0.21)	$(0.25)	$(0.45)
Weighted average number of shares outstanding attributable to Acorn Energy Inc. – basic and diluted	17,489	15,161	17,410	13,839